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                                                                  Exhibit (a)(9)

                   [FABRI-CENTERS OF AMERICA, INC. LETTERHEAD]

                                                                    NEWS RELEASE
                                                                    ------------
FOR IMMEDIATE RELEASE
---------------------

CONTACT:       Brian P. Carney                         Investor Relations:
               Executive Vice President and            Naomi Rosenfeld/Carolyn Capaccio
               Chief Financial Officer                 Heather Anthony
               Fabri-Centers of America, Inc.          Press: Stacy Berns
               330/656-2600                            Morgen-Walke Associates, Inc.
               http://www.joann.com                    212/850-5600

               Donald L. Richey                        Investor Relations:
               President and                           Roger Pondel/Michele Feller
               Chief Executive Officer                 Pondel, Parsons & Wilkinson
               House of Fabrics, Inc.                  310/207-9300
               818/385-2300

                   HART-SCOTT-RODINO WAITING PERIOD EXPIRES ON
                  FABRI-CENTERS ACQUISITION OF HOUSE OF FABRICS

HUDSON, OHIO, February 23, 1998 -- Fabri-Centers of America, Inc. (NYSE: FCA.A and FCA.B) today announced, with respect to its $4.25 per share cash tender offer for all of the outstanding shares of House of Fabrics, Inc. (NASDAQ:
HFAB), that the Hart-Scott-Rodino waiting period expired at 11:59 p.m. on Friday, February 20, 1998. This waiting period refers to the time during which the Federal anti-trust agencies initially review a transaction. The government could have extended the waiting period by a request for additional information or documents.

Alan Rosskamm, Chairman of the Board and Chief Executive Officer of Fabri-Centers, stated, "We are pleased that the government has concluded its review without the need for a second request. This should permit our tender offer to conclude on a timely basis."

The tender offer is scheduled to expire at midnight (EDT) on Friday, March 6, 1998.

Fabri-Centers has annual revenues of approximately $970 million and operates 903 fabric and craft stores in 48 states, primarily under the names of Jo-Ann Fabrics and Crafts, Cloth World, New York Fabrics and Jo-Ann etc. House of Fabrics has annual revenues of approximately $240 million and operates 261 fabric and craft stores in 27 states under the names of House of Fabrics, SoFro Fabrics, Fabricland and Fabric King.



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